UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2022

AAON, INC.
(Exact name of Registrant as Specified in Charter)

Nevada			0-18953	87-0448736
(State or Other Jurisdiction			(Commission File Number: )	(IRS Employer Identification No.)
of Incorporation)

2425 South Yukon Ave.,	Tulsa,	Oklahoma		74107
(Address of Principal Executive Offices)				(Zip Code)

(Registrant's telephone number, including area code): (918) 583-2266

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AAON	NASDAQ

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

AAON, Inc. (“AAON” or the “Company”), announced April 22, 2022, that Norman H. Asbjornson, Director, Executive Chairman and Founder of AAON, Inc. (the “Company”), intends to retire from his position of Executive Chairman effective May 12, 2022, and will continue to serve as a member of the Company’s Board of Directors. In addition, Mr. Asbjornson will continue to assist the Company in a consulting and advisory role until May 2024. Mr. Asbjornson's decision to retire is not the result of any disagreements with management or the Board related to the Company's operations, policies or practices. A copy of the press release announcing Mr. Asbjornson's retirement is attached hereto as Exhibit 99.1.

On April 21, 2022, the Company entered into a Retirement Agreement with Mr. Asbjornson. Per the terms of the Retirement Agreement, Mr. Asbjornson will continue in his current role as Executive Chairman until the date of the Company's annual shareholders' meting to be held on May 12, 2022, and will receive his base salary until that date. Mr. Asbjornson will not be eligible for an annual incentive bonus for 2022 and will not receive any equity or long-term performance awards in 2022 in connection with his Executive Chairman position. All outstanding restricted stock and stock options (the "stock awards") previously received by Mr. Asbjornson will continue to vest and become exercisable in accordance with their existing terms and conditions until the date of retirement. The vesting or exercisability of the stock awards will accelerate upon the retirement date, May 12, 2022. For stock options, the post-retirement exercise period will be the shorter of (i) the original expiration date of each award and (ii) ten (10) years from the grant date. The foregoing summary of the Retirement Agreement does not purport to be complete and is qualified in its entirety by reference to the Retirement Agreement which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Also, on April 21, 2022, the Company entered into a Consulting Agreement with Mr. Asbjornson whereas Mr. Asbjornson will provide services to the Company as an independent contractor. The Consulting Agreement will remain in effect until the earlier of (i) May 12, 2024; (ii) Mr. Asbjornson's death or disability; or (iii) the Company's termination of the Consulting Agreement (the "Term"). The Consulting Agreement may be extended for up to six additional one month periods. Mr. Asbjornson will be paid $348,225 per year, payable in equal monthly installments, during the Term of the Consulting Agreement. For any extension of the original Term, Mr. Asbjornson will be paid $29,021.25 per month. The Company may terminate the Consulting Agreement in the event of material breach of the Consulting Agreement or death or disability of Mr. Asbjornson. The foregoing summary of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits

Exhibit Number	Description

99.1	Press release dated April 22, 2022 announcing retirement of Director, Executive Chairman and Founder of AAON, Inc.

10.1	Retirement Agreement, dated April 21, 2022, between AAON, Inc. and Norman H. Asbjornson

10.2	Consulting Agreement, dated April 21, 2022, between AAON, Inc. and Norman H. Asbjornson

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AAON, INC.

Date:	April 26, 2022	By:	/s/ Luke A. Bomer
Luke A. Bomer, Secretary